Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Hypothetical Lowest Closing Value of any Underlying on any Trading Day During an Interim Observation Period	Hypothetical Payment for Interim Observation Period End-Date*
100.00%	$34.50
50.00%	$34.50
25.00%	$34.50
0.00%	$34.50
-30.00%	$34.50
-30.01%	$0.00
-50.00%	$0.00
-75.00%	$0.00
-100.00%	$0.00

Hypothetical Payment at Maturity per Security

Assumes the securities have not been redeemed prior to maturity and does not include the final contingent coupon payment, if any.

Hypothetical Worst Underlying Return on the Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,000.00
50.00%	$1,000.00
25.00%	$1,000.00
0.00%	$1,000.00
-25.00%	$1,000.00
-40.00%	$1,000.00
-40.01%	$599.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

2.5 Year Callable Contingent Coupon Securities Linked to the Worst of INDU, EEM and NDX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Dow Jones Industrial AverageTM (ticker: “INDU”), the iShares® MSCI Emerging Markets ETF (ticker: “EEM”) and the Nasdaq-100 Index® (ticker: “NDX”)
Strike date:	October 14, 2026
Pricing date:	October 15, 2026
Valuation date:	April 16, 2029
Maturity date:	April 19, 2029
Contingent coupon:

13.80% per annum, paid quarterly if and only if a coupon barrier event has not occurred during the related observation period. If a coupon barrier event occurs during an observation period, you will not receive any contingent coupon payment on the related contingent coupon payment date. A coupon barrier event will occur if the closing value of any underlying is less than its coupon barrier value on any scheduled trading day for that underlying during an observation period.

Coupon barrier event:

A coupon barrier event will occur with respect to an observation period if the closing value of any underlying is less than its coupon barrier value on any scheduled trading day for that underlying during that observation period.

Observation periods:

Each observation period will consist of each day from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each day from but excluding the pricing  date to and including the first observation period end-date.

Observation period end-dates:	Quarterly
Coupon barrier value:	For each underlying, 70.00% of its initial underlying value
Final barrier value:	For each underlying, 60.00% of its initial underlying value
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days' notice
Potential redemption dates:	Quarterly
CUSIP / ISIN:	17334DYC0 / US17334DYC00
Initial underlying value:	For each underlying, its closing value on the strike date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On the valuation date, the underlying with the lowest underlying return
Payment at maturity:

•If the final underlying value of the worst performer is greater than or equal to its final barrier value: $1,000

•If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 × the underlying return of the worst performer)

If the securities are not redeemed prior to maturity and the final underlying value of the worst performer is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Pricing supplement:	Pricing Supplement dated October 15, 2026

* Assumes the securities have not been previously redeemed on any interim observation period end-date*

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer. If the final underlying value of the worst performer is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•You will not receive any contingent coupon for any observation period during which a coupon barrier event occurs.

•The contingent coupon payments are contingent on the closing value of each underlying on each trading day throughout the observation periods.

•We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.

•The securities are subject to heightened risk because they have multiple underlyings.

•The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.

•You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.

•Your payment at maturity depends on the closing value of the worst performer on a single day.

•The securities offer downside exposure, but no upside exposure, to the underlyings.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The iShares® MSCI Emerging Markets ETF is subject to risks associated with emerging markets.

•Fluctuations in exchange rates will affect the closing value of the iShares® MSCI Emerging Markets ETF.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying pricing supplement and product supplement for a more complete description of risks relating to the securities.